Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-13144 and 333-169239) pertaining to the Employee’s stock option plans of Compugen Ltd. (“Compugen”) and  Registration Statements on Form F-3 (No. 333-161241, 333-171655, 333-185910) of our report dated February 18, 2014, with respect to the consolidated financial statements of Compugen and the effectiveness of internal control over financial reporting of Compugen, included in the Annual Report on Form 20-F of Compugen for the year ended December 31, 2013.

/s/ Kost Forer Gabbay & Kasierer
February 18, 2014	KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	A Member of Ernst & Young Global